UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTION, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                   Commission File No. 001-09327

(check one)  [X] Form 10-K   [_] Form 20-F  [_] Form 11-K  [_] Form 10-Q
             [_] Form N-SAR

      For the period ended: December 31, 2006

      [_]        Transition Report on Form 10-K
      [_]        Transition Report on Form 20-F
      [_]        Transition Report on Form 11-K
      [_]        Transition Report on Form 10-Q
      [_]        Transition Report on Form N-SAR
      For the transition period ended:

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:


PART I - REGISTRANT INFORMATION
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Full name of Registrant:                         Universal Detection Technology
Former name if Applicable:                       n/a
Address of Principal Executive Office
(STREET and NUMBER):                             9595 Wilshire Blvd., Suite 700
City, State and Zip Code:                        Beverly Hills, California 90212

PART II - RULE 12B-25(B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject  annual  report,  semi-annual  report,  transition report of Forms 10-K,  10-KSB,  20-F,  11-K or Form N-SAR,  or
                  portion  thereof will be filed on or before the 15th  calendar
                  day  following  the   prescribed  due  date;  or  the  subject
                  quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Company has incurred a delay in assembling the information required to be included in its Annual Report on Form 10-KSB for the period ended December 31, 2006 (the "Annual Report"). The Company expects to file its Annual Report with the U.S. Securities and Exchange Commission within the allotted extension period.


PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

    Jacques Tizabi                    (310)                       248-3655
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       (Name)                      (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

                                                               [X] Yes    [_] No
If the answer is no, identify report(s)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [_] Yes    [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    NT MEDIA CORPORATION OF CALIFORNIA, INC.
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                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 2, 2007                        By: /S/ Jacques Tizabi
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                                               Jacques Tizabi
                                               Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                 AJ ROBBINS, PC
                          CERTIFIED PUBLIC ACCOUNTANTS
                           216 16TH STREET, SUITE 600
                             DENVER, COLORADO 80202

March 30, 2007

Securities and Exchange Commission
100 F Street, NE.
Washington, D.C.  20549

Re:      Universal Detection Technology Annual Report on Form 10-KSB

Dear Sir or Madam:

The Company is unable to file its 2006 Annual Report on Form 10-KSB within the prescribed time period because it has experienced certain difficulties in providing the requisite information to this Firm.


Very truly yours,

AJ ROBBINS, PC

By /s/ AJ ROBBINS, CPA
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   AJ Robbins, CPA